As filed with the Securities and Exchange Commission on February 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANALOGIC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2454372
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8 Centennial Drive Peabody, Massachusetts	01960
(Address of Principal Executive Offices)	(Zip Code)

2009 Stock Incentive Plan

(Full Title of the Plan)

John J. Fry

Vice President, General Counsel, and Secretary

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

(Name and Address of Agent For Service)

978-326-4000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.05 par value per share	1,600,000 shares	$38.78(2)	$62,048,000(2)	$4,425

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 4, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s registration statement on Form 8-A filed on December 11, 1972 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution, or obtained an improper personal benefit. The Registrant has included such a provision in its articles of organization, as restated and amended (the “Articles of Organization”).

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the Registrant unless he is deemed to have not acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the corporation. Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. As noted below, the Registrant has provided for director indemnification in its By-laws, as amended (the “By-laws”), and indemnity agreements.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (a) the articles of organization, (b) the bylaws, (c) a vote of the board of directors, or (d) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Registrant has provided for officer indemnification in its By-laws and indemnity agreements.

The By-laws require the Registrant to indemnify present or past directors and officers (“Covered Persons”) against all expenses (including reasonable attorneys’ fees), judgments, penalties, fines, and amounts paid in settlements incurred in connection with prosecuting, defending, preparing to prosecute and defend, investigating, or being or preparing to be a witness, in any actual or threatened action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing, or any other proceeding, whether civil, criminal, administrative, or investigative, other than one initiated by the Covered Person, but including one initiated by the Covered Person for the purpose of enforcing such Covered Person’s rights pursuant to our By-laws. The Registrant is required to indemnify Covered Persons pursuant to the By-laws to the fullest extent permitted under current applicable law and to such greater extent as applicable law may hereafter permit. The Registrant may, as authorized from time to time by the Board of Directors of the Registrant (the “Board of Directors”), indemnify any employee or agent of the Registrant to the fullest extent of the provisions of the By-laws with respect to Covered Persons.

The By-laws provide that no person may be indemnified with respect to any matter as to which he or she has been adjudicated not to have acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Registrant. With respect to any proceeding, other than one by or in the right of the Registrant, each Covered Person shall be indemnified if such person acted in good faith and in a manner such person reasonably believed to be in the best interest of the Registrant or, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. With respect to proceedings brought by or in the right of the Registrant, a Covered Person shall be indemnified if such person acted in good faith and in a manner such person believed to be in the best interest of the Registrant; provided, however, no indemnification shall be made with respect to any claim, issue, or matter as to which such Covered Person shall have been adjudged liable to the Registrant if applicable law prohibits such indemnification; and provided further, that if applicable law permits, indemnification shall nevertheless be made by the Registrant in such event only if the court which is considering the matter shall so determine.

In accordance with the By-laws, if a Covered Person is successful on the merits or otherwise in any proceeding, such Covered Person shall be indemnified to the maximum extent permitted by law. If such Covered Person is not wholly successful in such proceeding, but is successful on the merits or otherwise as to one or more, but less than all claims, issues, or matters, the Registrant shall indemnify such Covered Person to the maximum extent permitted by law with respect to each successfully resolved claim, issue, or matter.

In addition, the By-laws provide that if a Covered Person is a witness in any proceeding, such person shall be indemnified against all reasonable expenses actually incurred by such Covered Person in connection therewith.

Pursuant to the By-laws, the determination as to a Covered Person’s right to indemnification shall be made by (a) the disinterested directors, (b) independent legal counsel, or (c) the stockholders.

The By-laws further provide that the Registrant is required to advance all reasonable expenses incurred by a Covered Person in connection with any proceeding upon written request of the Covered Person, which request must be accompanied by an undertaking by the Covered Person to repay any expenses if it is ultimately determined that such Covered Person is not entitled to be indemnified against such expenses.

The right to indemnification and to receive advancement of expenses set forth in the By-laws is not exclusive of any rights to which a Covered Person may be entitled under applicable law, the Articles of Organization, any agreement, vote of stockholders, resolution of the Board of Directors, or otherwise.

The Registrant also has entered into indemnity agreements with certain of its directors and executive officers (each, an “Indemnitee”). Each indemnity agreement provides that, subject to certain limitations specified elsewhere therein, the Registrant shall indemnify the Indemnitee if he is a party to or is threatened to be made a party to or is otherwise involved in any Proceeding, including, without limitation, a Proceeding by or in the right of the Registrant to procure a judgment in its favor, against all Losses and Expenses actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such Proceeding.

Each indemnity agreement also provides that, subject to certain limitations specified elsewhere therein, the Registrant shall indemnify the Indemnitee if he is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he was or is a director and/or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all Losses and Expenses actually and reasonably incurred in connection with the defense or settlement of such Proceeding.

Each indemnity agreement further provides that the Expenses incurred by the Indemnitee in any Proceeding governed by the relevant sections of the indemnity agreement shall be paid by the Registrant at reasonable intervals in advance of any final disposition of such Proceeding, provided that the Indemnitee shall undertake to repay such amounts to the Registrant if it shall ultimately be determined by a court in a final adjudication from which there is no further right of appeal that he was not entitled to indemnification of such Expenses.

As used in each indemnity agreement, the term “Expenses” includes, without limitation thereto, expenses of investigations or judicial or administrative proceedings or appeals, attorneys’ and accounting fees and disbursements, taxes, expenses of being a witness in a Proceeding, and any expenses of establishing a right to indemnification under or otherwise enforcing the indemnity agreement.

As used in each indemnity agreement, the term “Losses” means amounts which the Indemnitee pays as a result of a claim or claims made against him in any Proceeding, including, without limitation, damages, judgments, liabilities, fines, penalties, and sums paid in compromise or settlement of a claim or claims.

As used in each indemnity agreement, the term “Proceeding” includes any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the Registrant or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which the Indemnitee may be or may have been involved as a party, a witness, or otherwise, by reason of the fact that the Indemnitee is or was a director and/or officer of the Registrant, by reason of any action taken by him or of any inaction on his part while acting as such director and/or officer, or by reason of the fact that he is or was serving at the request of the Registrant as a director, officer, trustee, employee, partner, or agent of another corporation, partnership, joint venture, trust, or other organization, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement shall be requested or provided for under the indemnity agreement.

If an Indemnitee is entitled under any provision of the indemnity agreement to indemnification by the Registrant for some or a portion of the Losses or Expenses actually and reasonably incurred by him in the investigation, defense, appeal, or settlement of any Proceeding but not for the total amount thereof, the Registrant shall nevertheless provide indemnification to the Indemnitee for that portion of such Losses or Expenses for which it is determined that the Indemnitee is entitled to be indemnified under the indemnity agreement.

Indemnification under the indemnity agreements is not exclusive and does not affect any other rights to which directors and/or executive officers may be entitled under the Registrant’s Articles of Organization or By-laws, any other agreement, any vote of the stockholders or disinterested directors, the laws of the Commonwealth of Massachusetts, or otherwise. Further, indemnification under the indemnity agreements continues as to Indemnitees who may have ceased to be directors and/or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant has purchased and maintains insurance coverage under a policy insuring directors and officers of the Registrant against certain liabilities which they may incur as directors or officers of the Registrant, which may include coverage for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Peabody, Commonwealth of Massachusetts, on this 5th day of February, 2010.

ANALOGIC CORPORATION

By:	/s/ James W. Green
James W. Green
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Analogic Corporation, hereby severally constitute and appoint James W. Green, Michael L. Levitz and John J. Fry, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Analogic Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James W. Green	President, Chief Executive Officer and Director (Principal executive officer)	February 5, 2010
James W. Green

/s/ Michael L. Levitz	Vice President, Chief Financial Officer, and Treasurer (Principal financial and accounting officer)
Michael L. Levitz		February 5, 2010

/s/ Edward F. Voboril	Chairman of the Board
Edward F. Voboril		February 5, 2010

/s/ M. Ross Brown	Director
M. Ross Brown		February 5, 2010

/s/ James J. Judge	Director	February 5, 2010
James J. Judge

/s/ Kevin C. Melia	Director	February 5, 2010
Kevin C. Melia

/s/ Michael T. Modic	Director	February 5, 2010
Michael T. Modic

/s/ Fred B. Parks	Director	February 5, 2010
Fred B. Parks

/s/ Sophie V. Vandebroek	Director	February 5, 2010
Sophie V. Vandebroek

/s/ Gerald L. Wilson	Director	February 5, 2010
Gerald L. Wilson

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Articles of Organization of the Registrant, as amended

4.2(2)	By-laws of the Registrant, as amended

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1(2)	2009 Stock Incentive Plan

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K filed on January 30, 2009 and incorporated herein by reference.
(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K filed on February 3, 2010 and incorporated herein by reference.